MutualFirst Announces Increased Earnings in the Second Quarter of 2015

MUNCIE, Ind., July 23, 2015 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the second quarter ended June 30, 2015 increased to $3.2 million, or $0.43 diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2014 of $2.6 million, or $0.36 diluted earnings per common share. Annualized return on average assets was 0.90% and return on average tangible common equity was 10.04% for the second quarter of 2015 compared to 0.75% and 9.00%, respectively, for the same period of last year.

Net income available to common shareholders for the six months ended June 30, 2015 increased to $5.7 million, or $0.76 diluted earnings per common share compared to net income available to common shareholders of $4.6 million, or $0.63 diluted earnings per common share for the six months ended June 30, 2014. Annualized return on average assets was 0.80% and return on average tangible common equity was 8.98% for the first half of 2015 compared to 0.67% and 8.10%, respectively, for the same period of last year.

Other financial highlights for the second quarter ended June 30, 2015 included:

  Gross loan balances increased by $16.0 million, or 6.3% on an annualized basis in the second quarter of 2015.
  Asset quality improved as non-performing loans to total loans were 0.63% as of June 30, 2015 compared to 0.73% as of March 31, 2015 and non-performing assets to total assets were 0.60% as of June 30, 2015 compared to 0.72% as of March 31, 2015.
  Core deposits increased $15.0 million in the second quarter of 2015 while term deposits declined by $22.9 million.
  Tangible common equity to total assets is 8.89% and tangible book value per common share is $17.36 as of June 30, 2015 compared to tangible common equity to total assets of 8.95% and tangible book value per common share of $17.33 as of March 31, 2015.
  Net interest income for the second quarter of 2015 increased by $22,000 on a linked quarter basis and decreased by $18,000 compared to the second quarter of 2014.
  Asset quality improvement led to no provision for loan losses in the second quarter of 2015.
  Net interest margin was 3.18% for the second quarter 2015 compared to 3.28% in the second quarter 2014.
  Non-interest income in the second quarter of 2015 increased by $349,000 on a linked quarter basis and by $824,000 when compared to the second quarter of 2014.
  Non-interest expense decreased in the second quarter of 2015 by $645,000 on a linked quarter basis and increased by $520,000 when compared to the second quarter of 2014.

"We are pleased with the continued momentum in our core earnings and the loan growth achieved in the first half of 2015," said David W. Heeter, President and CEO. "We believe this momentum is sustainable as we execute on our new strategic plan."

In the first quarter of 2015, the Bank elected an accounting change to better align the recognition of low income housing tax credits and the corresponding amortization of the low income housing investments from the equity method of accounting to a proportional method of amortization. This change has been made retrospectively and all comparisons in this release are as if this change was made at the beginning of 2014.

Balance Sheet

Assets increased $22.0 million as of June 30, 2015 compared to December 31, 2014, primarily due to the increase in gross loans of $22.9 million. The increase in the gross loan portfolio was primarily due to an increase in commercial loans of $15.8 million and in non-real estate consumer loans of $18.1 million. Heeter commented, "Over the last twelve months we have increased our non-residential consumer lending by approximately 22% and our commercial portfolio by 10%. The growth complements our new strategic plan initiatives to change our mix of earning assets." The increase in gross loans was partially offset by a decline in the consumer residential loan portfolio of $11.0 million. Mortgage loans held for sale increased by $6.3 million, since December 31, 2014, as the Bank has been selling longer term fixed rate loans originated in the first half of 2015 to mitigate interest rate risk. Mortgage loans sold during the first half of 2015 totaled $65.8 million compared to $15.3 million in the first half of 2014 as mortgage production increased in the first half of 2015 compared to the same period in 2014 due to declines in mortgage rates, increased purchase activity and the acquisition of Summit Mortgage in the third quarter of 2014.

Deposits decreased by $1.0 million in the first half of 2015. The decrease in deposits has been primarily in certificates of deposit, which decreased $34.1 million, while core deposits increased $33.1 million in the first half of 2015. Core deposits increased to 66% of the Bank's total deposits as of June 30, 2015 compared to 63% as of December 31, 2014.

Allowance for loan losses was $12.9 million as of June 30, 2015 compared to $13.2 million as of December 31, 2014. Net charge-offs in the first half of 2015 were $262,000, or 0.05% of total loans on an annualized basis, compared to $1.0 million, or 0.21% of total loans on an annualized basis in the first half of 2014. The allowance for loan losses to non-performing loans as of June 30, 2015 was 197.9% compared to 177.0% as of December 31, 2014. The allowance for loan losses to total loans as of June 30, 2015 was 1.24% compared to 1.30% as of December 31, 2014. Non-performing loans to total loans at June 30, 2015 were 0.63% compared to 0.73% at December 31, 2014. Non-performing assets to total assets were 0.60% at June 30, 2015 compared to 0.75% at December 31, 2014.

Stockholders' equity was $131.0 million at June 30, 2015, an increase of $4.2 million from December 31, 2014. The increase was primarily due to net income available to common shareholders of $5.7 million and an increase of $1.6 million due to exercises of stock options. These increases were partially offset by common stock dividends of $1.8 million and a decrease in accumulated other comprehensive income of $1.6 million. The Company's tangible book value per common share as of June 30, 2015 increased to $17.36 compared to $17.12 as of December 31, 2014 and the tangible common equity ratio increased to 8.89% as of June 30, 2015 compared to 8.68% as of December 31, 2014. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of June 30, 2015.

Income Statement

Net interest income before the provision for loan losses decreased $18,000 for the quarter ended June 30, 2015 compared to the same period in 2014. The decrease in net interest income was primarily a result of a 10 basis point decrease in net interest margin to 3.18%. The decrease in the margin was the result of interest earning assets, primarily loans, repricing downward faster than interest bearing liabilities. Average earning assets increased $37.3 million primarily due to an increase of $47.5 million in the loan portfolio. On a linked quarter basis, net interest income before the provision for loan losses increased $22,000 as net interest margin decreased by 2 basis points, offset by an increase in average earning assets of $12.7 million primarily due to increases in the loan portfolio.

Net interest income before the provision for loan losses increased $80,000 for the first half of 2015 compared to the same period in 2014. The increase was a result of an increase of $36.4 million in average earning assets due to an increase in the average loan portfolio of $46.1 million. This increase was partially offset by the net interest margin decreasing to 3.19% in the first half of 2015 compared to 3.27% in the first half of 2014.

There was no provision for loan losses in the second quarter of 2015 compared to $500,000 during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to net charge offs of $311,000, or 0.12% of loans on an annualized basis in the second quarter of 2015 compared to net charge offs of $627,000, or 0.25% of loans on an annualized basis in the second quarter of 2014. Non-performing loans to total loans at June 30, 2015 was 0.63% compared to 0.61% at June 30, 2014. Non-performing assets to total assets were 0.60% at June 30, 2015 compared to 0.94% at June 30, 2014.

The provision for loan losses for the first half of 2015 was zero compared to $850,000 during last year's comparable period. The decrease was primarily due to a decline in net charge offs and improving asset quality. Net charge-offs for the first half of 2015 equaled $262,000, or 0.05% of loans on an annualized basis compared to $1.0 million, or 0.21% in the same period of 2014.

Non-interest income for the second quarter of 2015 was $4.4 million, an increase of $824,000 compared to the second quarter of 2014. Increases in non-interest income included an increase of $739,000 in net gain on sale of loans due to increased production and the acquisition of Summit Mortgage in the third quarter of 2014. Another increase was $210,000 on net gain on sale of other real estate and repossessed assets. On a linked quarter basis, non-interest income increased $349,000 due to increases in net gain on sale of mortgage loans primarily due to an increase in mortgage activity, increases in fees and service charges on deposit accounts primarily due to seasonality in fee income, and increases in net gain on sale of other real estate and repossessed assets.

Non-interest income for the first half of 2015 was $8.4 million, an increase of $1.8 million compared to the first half of 2014. The increase was primarily due to a $1.5 million increase in net gain on sale of loans due to the same reasons as stated above and a decline in net loss on sale of real estate and repossessed assets of $190,000.

Non-interest expense increased $520,000 when comparing the second quarter of 2015 with the same period in 2014. The increase was primarily due to the acquisition of Summit Mortgage in the third quarter of 2014. On a linked quarter basis, non-interest expense decreased $645,000 primarily due to decreases in salaries and benefit expenses of $446,000 as a result of lower health insurance expenses and a decrease in professional fees of $147,000.

Non-interest expense increased $1.3 million when comparing the first half of 2015 with the same period in 2014. The increase was primarily a result of the acquisition of Summit Mortgage in the third quarter of 2014, which increased expense by $1.2 million in the first half of 2015.

Heeter concluded, "We continue to be encouraged by the increases in our core businesses and continue to seek ways to enhance shareholder value."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	(Unaudited)	(Unaudited)	Adjusted*	Adjusted*
	June 30,	March 31,	December 31,	June 30,
Balance Sheet (Unaudited):	2015	2015	2014	2014
	(000)	(000)	(000)	(000)
Assets
Cash and cash equivalents	$24,269	$18,667	$29,575	$28,734
Investment securities - AFS	261,506	267,503	260,806	267,225
Loans held for sale	12,486	10,771	6,140	5,482
Loans, gross	1,039,623	1,023,607	1,016,686	994,306
Allowance for loan loss	(12,906)	(13,217)	(13,168)	(13,243)
Net loans	1,026,717	1,010,390	1,003,518	981,063
Premise and equipment, net	30,818	31,034	30,939	31,104
FHLB of Indianapolis stock	9,810	11,964	11,964	14,391
Investment in limited partnerships (1)	477	502	527	582
Deferred tax asset (1)	13,750	13,259	13,575	13,898
Cash value of life insurance	51,602	51,289	51,002	50,414
Goodwill	1,800	1,800	1,800	0
Core deposit and other intangibles	825	965	1,105	1,406
Other assets	11,374	11,954	12,472	15,323
Total assets	$1,445,434	$1,430,098	$1,423,423	$1,409,622

Liabilities and Stockholders' Equity
Deposits	$1,078,287	$1,086,125	$1,079,320	$1,079,300
FHLB advances	212,042	187,542	192,442	187,046
Other borrowings	9,816	9,995	10,174	10,532
Other liabilities	14,337	15,957	14,735	13,857
Stockholders' equity (1)	130,952	130,479	126,752	118,887
Total liabilities and stockholders' equity	$1,445,434	$1,430,098	$1,423,423	$1,409,622

	(Unaudited)	(Unaudited)	Adjusted*		(Unaudited)	Adjusted*
	Three Months	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Ended		Ended	Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
Income Statement (Unaudited):	2015	2015	2014		2015	2014
	(000)	(000)	(000)		(000)	(000)

Total interest income	$12,731	$12,683	$12,744		$25,414	$25,482
Total interest expense	2,191	2,165	2,186		4,357	4,505

Net interest income	10,540	10,518	10,558		21,057	20,977
Provision for loan losses	0	0	500		0	850
Net interest income after provision
for loan losses	10,540	10,518	10,058		21,057	20,127

Non-interest income
Service fee income	1,464	1,358	1,538		2,822	2,879
Net realized gain on sales of AFS securities	126	240	211		366	362
Commissions	1,142	1,121	1,178		2,263	2,260
Equity in losses of limited partnerships (1)	0	0	0		0	0
Net gain on sale of loans	1,121	906	382		2,027	486
Net servicing fees (expenses)	70	68	3		138	(22)
Increase in cash value of life insurance	313	288	304		601	571
Net gain (loss) on sale of other real estate and repossessed assets	32	(82)	(178)		(50)	(240)
Other income (1)	98	118	104		216	246
Total non-interest income	4,366	4,017	3,542		8,383	6,542

Non-interest expense
Salaries and employee benefits	6,084	6,530	5,500		12,614	11,372
Net occupancy expenses	515	603	600		1,118	1,269
Equipment expenses	410	453	435		863	894
Data processing fees	428	444	402		872	807
Advertising and promotion	378	333	306		711	607
ATM and debit card expense	347	335	316		682	606
Deposit insurance	212	232	270		444	540
Professional fees	383	530	439		913	878
Software subscriptions and maintenance	433	427	386		860	802
Other real estate and repossessed assets	87	127	151		214	286
Other expenses	1,096	1,004	1,048		2,100	2,038
Total non-interest expense	10,373	11,018	9,853		21,391	20,099

Income before taxes	4,533	3,517	3,747		8,049	6,570
Income tax provision (1)	1,315	1,036	1,133		2,351	1,936
Net income available to common shareholders	$3,218	$2,481	$2,614		$5,698	$4,634

Pre-tax pre-provision earnings (2)	$4,533	$3,517	$4,247		$8,049	$7,420

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		6/30/2015			6/30/2014
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$18,311	$2	0.04%	$17,765	$3	0.07%
Mortgage-backed securities:
Available-for-sale	198,457	1,260	2.54	216,563	1,454	2.69
Investment securities:
Available-for-sale	62,187	432	2.78	51,597	339	2.63
Loans receivable	1,035,677	10,919	4.22	988,180	10,817	4.38
Stock in FHLB of Indianapolis	11,183	118	4.22	14,391	131	3.64
Total interest-earning assets (3)	1,325,815	12,731	3.84	1,288,496	12,744	3.96
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,457			108,272
Total assets	$1,434,272			$1,396,768

Interest-Bearing Liabilities:
Demand and NOW accounts	$265,293	150	0.23	$258,592	144	0.22
Savings deposits	129,309	3	0.01	126,685	3	0.01
Money market accounts	159,772	100	0.25	130,127	83	0.26
Certificate accounts	379,570	1,081	1.14	432,618	1,296	1.20
Total deposits	933,944	1,334	0.57	948,022	1,526	0.64
Borrowings	192,691	857	1.78	170,188	660	1.55
Total interest-bearing accounts	1,126,635	2,191	0.78	1,118,210	2,186	0.78
Non-interest bearing deposit accounts	161,272			146,998
Other liabilities	15,454			13,924
Total liabilities	1,303,361			1,279,132
Stockholders' equity	130,911			117,636
Total liabilities and stockholders' equity	$1,434,272			$1,396,768

Net earning assets	$199,180			$170,286

Net interest income		$10,540			$10,558

Net interest rate spread (5)			3.06%			3.17%

Net yield on average interest-earning assets (5)			3.18%			3.28%

Net yield on average interest-earning assets, tax equivalent (4)(5)			3.24%			3.32%

Average interest-earning assets to
average interest-bearing liabilities			117.68%			115.23%

	(Unaudited)	(Unaudited)	Adjusted*		(Unaudited)	Adjusted*
	Three Months	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Ended		Ended	Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2015	2015	2014		2015	2014

Share and per share data:
Average common shares outstanding
Basic	7,383,435	7,313,725	7,133,233		7,348,773	7,126,082
Diluted	7,547,734	7,508,693	7,360,400		7,528,406	7,356,762
Per common share:
Basic earnings (1)	$0.44	$0.34	$0.37		$0.78	$0.65
Diluted earnings (1)	$0.43	$0.33	$0.36		$0.76	$0.63
Dividends	$0.12	$0.12	$0.08		$0.24	$0.14

Dividend payout ratio	27.91%	36.36%	22.22%		31.58%	22.22%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(5)	0.90%	0.70%	0.75%		0.80%	0.67%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(5)	10.04%	7.91%	9.00%		8.98%	8.10%
Interest rate spread information:
Average during the period(5)	3.06%	3.09%	3.17%		3.08%	3.16%

Net interest margin(5)(6)	3.18%	3.20%	3.28%		3.19%	3.27%

Efficiency Ratio	69.59%	75.80%	69.88%		72.66%	73.04%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	117.68%	117.44%	115.23%		117.56%	115.09%

Allowance for loan losses:
Balance beginning of period	$13,217	$13,168	$13,370		$13,168	$13,412
Charge offs:
Mortgage first lien	297	93	170		390	250
Mortgage - lines of credit and junior liens	0	2	60		2	293
Commercial real estate	0	0	0		0	0
Construction and development	0	0	244		0	244
Consumer loans	205	115	291		320	425
Commercial business loans	0	0	0		0	0
Sub-total	502	210	765		712	1,212

Recoveries:
Mortgage first lien	0	1	1		1	5
Mortgage - lines of credit and junior liens	0	1	1		1	4
Commercial real estate	106	21	1		127	7
Construction and development	17	152	1		169	8
Consumer loans	59	52	106		111	138
Commercial business loans	9	32	28		41	31
Sub-total	191	259	138		450	193

Net charge offs (recoveries)	311	(49)	627		262	1,019
Additions charged to operations	0	0	500		0	850
Balance end of period	$12,906	$13,217	$13,243		$12,906	$13,243

Net loan charge-offs to average loans (5)	0.12%	-0.02%	0.25%		0.05%	0.21%

	(Unaudited)	(Unaudited)	Adjusted*	Adjusted*
	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014

Total shares outstanding	7,394,061	7,369,702	7,236,002	7,157,979
Tangible book value per share (1)	$17.36	$17.33	$17.12	$16.41
Tangible common equity to tangible assets (1)	8.89%	8.95%	8.68%	8.34%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$3,111	$3,922	$3,499	$2,891
Mortgage - lines of credit and junior liens	939	593	658	141
Commercial real estate	2,049	1,913	2,023	1,154
Construction and development	0	187	209	711
Consumer loans	159	178	218	182
Commercial business loans	58	610	605	683
Total non-accrual loans	6,316	7,403	7,212	5,762
Accruing loans past due 90 days or more	207	96	226	348
Total nonperforming loans	6,523	7,499	7,438	6,110
Real estate owned	1,726	2,490	2,829	6,719
Other repossessed assets	455	367	476	379
Total nonperforming assets	$8,704	$10,356	$10,743	$13,208

Performing restructured loans (7)	$5,572	$4,539	$4,618	$4,368

Asset Quality Ratios:
Non-performing assets to total assets	0.60%	0.72%	0.75%	0.94%
Non-performing loans to total loans	0.63%	0.73%	0.73%	0.61%
Allowance for loan losses to non-performing loans	197.85%	176.25%	177.03%	216.74%
Allowance for loan losses to loans receivable	1.24%	1.29%	1.30%	1.33%

*Adjusted - During the first quarter of 2015 MutualFirst Financial, Inc. made an accounting change to better align low income tax credits with the amortization of those investments.  This change is retrospective and has been applied, where applicable, to 12/31/14 and 6/30/14 information.

(1) Adjusted 12/31/2014 and 6/30/2014 for retrospective accounting change in the first quarter of 2015.

(2) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(5) Ratios for the three and six month periods have been annualized.

(6) Net interest income divided by average interest earning assets.

(7) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945